                                                                   Exhibit 10.26


                       TRANSACT TECHNOLOGIES INCORPORATED

                       PREFERRED STOCK PURCHASE AGREEMENT

                           DATED AS OF MARCH 20, 2000

                                TABLE OF CONTENTS

                                                                              PAGE

ARTICLE I.DEFINITIONS.......................................................   1
      1.1   Definitions; Interpretation.....................................   1

ARTICLE II.ISSUANCE AND SALE OF PREFERRED STOCK AND WARRANTS................   5
      2.1   Number of Shares and Price......................................   5

ARTICLE III.CLOSING; CLOSING DELIVERIES.....................................   5
      3.1   Closing.........................................................   5
      3.2   Payment for and Delivery of Preferred Shares....................   5

ARTICLE IV.REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................   6
      4.1   Existence; Qualification; Subsidiaries..........................   6
      4.2   Authorization and Enforceability; Issuance of Shares............   6
      4.3   Capitalization..................................................   7
      4.4   Private Sale; Voting Agreements.................................   7
      4.5   Financial Statements; Disclosure................................   7
      4.6   Absence of Certain Changes......................................   8
      4.7   Litigation......................................................   9
      4.8   Licenses, Compliance with Law, Other Agreements, Etc............   9
      4.9   Third-Party Approvals...........................................  10
      4.10  No Undisclosed Liabilities......................................  10
      4.11  Tangible Assets.................................................  10
      4.12  Inventory.......................................................  10
      4.13  Owned Real Property.............................................  10
      4.14  Real Property Leases............................................  10
      4.15  Agreements......................................................  11
      4.16  Intellectual Property...........................................  11
      4.17  Employees.......................................................  11
      4.18  ERISA; Employee Benefits........................................  11
      4.19  Environment, Health and Safety..................................  12
      4.20  Transactions With Affiliates....................................  12
      4.21  Taxes...........................................................  12
      4.22  Other Investors.................................................  13
      4.23  Year 2000 Representations.......................................  13
      4.24  Seniority.......................................................  13
      4.25  Investment Company..............................................  14
      4.26  Certain Fees....................................................  14
      4.27  Solicitation Materials..........................................  14
      4.28  Form S-3 Eligibility............................................  14
      4.29  Listing and Maintenance Requirements Compliance.................  14
      4.30  Registration Rights; Rights of Participation....................  14


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
ARTICLE V.REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS..................  15
      5.1   Authorization and Enforceability................................  15
      5.2   Government Approvals............................................  15

ARTICLE VI.COMPLIANCE WITH SECURITIES LAWS..................................  15
      6.1   Investment Intent of Purchasers.................................  15
      6.2   Status of Preferred Shares and Warrants.........................  15
      6.3   Sophistication and Financial Condition of Purchaser.............  15
      6.4   Transfer of Preferred Shares, Warrants and Conversion Shares....  15

ARTICLE VII.CONDITIONS PRECEDENT............................................  16
      7.1   Closing Deliveries to the Purchasers............................  16
      7.2   Closing Deliveries to the Company...............................  17

ARTICLE VIII.COVENANTS OF THE COMPANY.......................................  18
      8.1   Restricted Actions..............................................  18
      8.2   Required Actions................................................  18
      8.3   Reservation of Common Stock.....................................  19

ARTICLE IX.SURVIVAL.........................................................  19
      9.1   Survival........................................................  19

ARTICLE X.INDEMNIFICATION...................................................  20
      10.1  Indemnification.................................................  20

ARTICLE XI.GENERAL PROVISIONS...............................................  21
      11.1  Right of First Offer............................................  21
      11.2  Standstill......................................................  21
      11.3  Successors and Assigns..........................................  22
      11.4  Entire Agreement................................................  22
      11.5  Notices.........................................................  22
      11.6  Purchasers Fees and Expenses....................................  23
      11.7  Amendment and Waiver............................................  23
      11.8  Counterparts....................................................  23
      11.9  Headings........................................................  23
      11.10 Specific Performance............................................  23
      11.11 Remedies Cumulative.............................................  24
      11.12 GOVERNING LAW...................................................  24
      11.13 No Third Party Beneficiaries....................................  24
      11.14 Severability....................................................  24


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
Schedule 4.1      Existence, Qualifications, Subsidiaries
Schedule 4.2      Authorization and Enforceability; Issuance of Shares
Schedule 4.3      Capitalization
Schedule 4.6      Absence of Certain Changes
Schedule 4.7      Litigation
Schedule 4.9      Third-Party Approvals
Schedule 4.11     Tangible Assets
Schedule 4.16     Intellectual Property
Schedule 4.17     Employees
Schedule 4.19     Environment, Health and Safety
Schedule 4.21     Taxes
Schedule 4.22     Other Investors
Schedule 4.26     Certain Fees
Schedule 4.30     Registration Rights; Rights of Participation

Exhibit A         Certificate of Designation
Exhibit B         Warrant
Exhibit C         Financial Statements
Exhibit D         Registration Rights Agreement
Exhibit E         Opinion of Counsel

                       PREFERRED STOCK PURCHASE AGREEMENT


            PREFERRED STOCK PURCHASE AGREEMENT (this "AGREEMENT") dated as of March 20, 2000 between TransAct Technologies Incorporated, a Delaware corporation (the "COMPANY"), Advance Capital Partners, L.P., a Delaware limited partnership, Advance Capital Offshore Partners, L.P., a Cayman Islands limited partnership (each a "Purchaser" and together, the "Purchasers" or "Advance").

            The Purchasers desire to purchase from the Company, and the Company desires to issue to the Purchasers, shares of Series B Cumulative Convertible Preferred Stock $0.01 par value per share of the Company (the "SERIES B PREFERRED") and Warrants to purchase shares of Common Stock (the "WARRANTS").

            In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:


                                   ARTICLE I.
                                   DEFINITIONS

            I.1   DEFINITIONS; INTERPRETATION.

            (a) For purposes of this Agreement, the following terms have the indicated meanings:

            "ADVANCE" has the meaning set forth in the recitals hereof.

            "AFFILIATE" of a person means any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person.

            "CERTIFICATE OF DESIGNATION" means the Certificate of Designation designating the rights and preferences of the Series B Preferred adopted by the Board of Directors of the Company and set forth as EXHIBIT A hereto.

            "CLOSING" has the meaning set forth in Section 3.1.

            "CLOSING DATE" has the meaning set forth in Section 3.1.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMMON STOCK" means the common stock of the Company, par value $0.01 per share.

            "COMPANY" has the meaning set forth in the recitals hereof.

            "CONFIDENTIAL INFORMATION" means any information concerning the Company's business other than information that (i) was already known to the Person having a duty to keep confidential such information on a nonconfidential basis prior to the time of disclosure, (ii) is or becomes generally available to the public through no act or omission of such Person or (iii) becomes available to such Person on a nonconfidential basis from a source other than any party hereto (or any agent or representative thereof) if such source was not under a prohibition against disclosing the information to such Person.

            "CONVERSION PRICE" has the meaning set forth in the Certificate of Designation attached hereto as Exhibit A.

            "CONVERSION SHARES" means shares of Common Stock issued or issuable upon conversion of Preferred Shares.

            "CREDIT AGREEMENT" means the Credit Agreement, dated as of March 14, 2000, between the Company and Fleet National Bank.

            "CURRENT BALANCE SHEET" means the audited balance sheet of the Company dated December 31, 1999.

            "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "EXERCISE PRICE" has the meaning set forth in the Warrants.

            "FINANCIAL STATEMENTS" means (i) the unaudited balance sheets of the Company for the quarterly periods ended March 27, 1999, June 26, 1999 and September 25, 1999, each as included in a quarterly report of the Company on Form 10-Q as filed with the SEC pursuant to the Exchange Act, (ii) the audited balance sheet of the Company as included in the annual report of the Company on Form 10-K for the fiscal year ended December 31, 1998, as filed with the SEC pursuant to the Exchange Act and (iii) the related unaudited and audited, as applicable, statements of income and consolidated cash flow for the quarterly and fiscal year-to-date periods then ended, each as included in the Company's applicable quarterly report or annual report on Form 10-Q and Form 10-

K, as applicable, as filed with the SEC pursuant to the Exchange Act, and (iv) the Current Balance Sheet, all of which are attached as EXHIBIT C hereto.

            "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

            "GOVERNMENTAL AGENCY" means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body and Nasdaq.

            "INCLUDES" and "INCLUDING" mean includes and including, without limitation.

            "INTELLECTUAL PROPERTY" means all patents, patent applications and inventions; all trademarks, service marks, trade dress, trade names and corporate names and all goodwill associated therewith; all registered copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, Confidential Information, know-how, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and all other intellectual property rights; and all copies and tangible embodiments of the foregoing.

            "IRS" means the Internal Revenue Service.

            "KNOWLEDGE" or "KNOW" when used with respect to the Company means the knowledge of (i) Bart Shuldman; (ii) Richard Cote; (iii) Lucy Staley; (iv) John Cygielnick; (v) Michael Kumpf; (vi) Mark Goebel; (vii) Steve DeMartino;
(viii) Catherine Dawson; or (ix) James Stetson, which the Company represents are the only "executive officers" as defined in the Exchange Act.

            "LIABILITY" means any liability or obligation (whether absolute or contingent, liquidated or unliquidated or due or to become due).

            "LIEN" means any lien, mortgage, pledge, security interest, restriction, charge or other encumbrance.

            "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries taken as a whole.

            "MATERIAL ADVERSE EFFECT" means any material adverse effect on (i) the business, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) the transactions contemplated hereby or by the Related Documents.
            "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past practice (including with respect to quantity, quality and frequency).

            "PERMITTED LIENS" means (i) liens for taxes not yet due and taxes for which adequate provision is made in the Current Balance Sheet, (ii) purchase money security interests in supplies and equipment, (iii) precautionary liens filed by lessors with respect to leased equipment, and (iv) encumbrances which are not substantial in amount, do not materially detract from the value of the property subject thereto, and do not materially impair the use of the property subject thereto or the operation of the Company's business.

            "PERSON" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or other entity.

            "PUBLIC SALE" means any sale pursuant to a registration under
Section 5 of the Securities Act or any sale pursuant to Rule 144 of the Securities Act.

            "PLAN" means any employee benefit plan (as defined in Section 3(3) of ERISA), subject to Title IV of ERISA or the minimum funding requirements of
Section 412 of the Code, maintained or contributed to by the Company, its predecessor or any Subsidiary at any time during the 5-calendar years immediately preceding the date of this Agreement.

            "PREFERRED SHARES" has the meaning set forth in Section 2.1.

            "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between the Company and the Purchasers in the form of EXHIBIT D hereto.

            "RELATED DOCUMENTS" means all documents and instruments to be executed or adopted by the Company in connection herewith, including the Certificate of Designation, the Preferred Shares, the Warrants and the Registration Rights Agreement.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SERIES B PREFERRED" has the meaning set forth in the recitals hereof.

            "SUBSIDIARY" means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, limited liability company, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

            "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "WARRANTS" shall mean the common stock purchase warrants issued and delivered by the Company on the Closing Date, in substantially the form of Exhibit B hereto, and each common stock warrant issued and delivered in substitution or exchange for any such warrant.

            (b) The words "HEREIN", "HEREOF" and "HEREUNDER" refer to this Agreement as a whole and not to any particular article, section or other subdivision of this Agreement.


                                   ARTICLE II.
                ISSUANCE AND SALE OF PREFERRED STOCK AND WARRANTS

            II.1 NUMBER OF SHARES AND PRICE. On the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue to the Purchasers, 4,000 shares of Series B Preferred (the "PREFERRED SHARES") and Warrants to purchase 44,444 shares of Common Stock for an aggregate purchase price of $4 million.


                                  ARTICLE III.
                           CLOSING; CLOSING DELIVERIES

            III.1 CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall take place at 10:00 a.m. on April 7, 2000, at the offices of Kirkland & Ellis, New York, New York or at such other time, place and/or date as shall be agreed upon by the parties hereto. The date upon which the Closing occurs is referred to herein as the "CLOSING DATE".

            III.2 PAYMENT FOR AND DELIVERY OF PREFERRED SHARES. At the Closing, the Company shall issue and deliver to the Purchasers stock certificates for the Preferred Shares duly registered in the name of each Purchaser, and duly executed Warrants executed in favor of each Purchaser exercisable for the Purchaser's pro rata share of 44,444 shares of Common Stock, against payment by such Purchaser, by wire transfer of immediately-available funds to the account designated by the Company, of the Purchaser's pro rata share of the purchase price set forth in Section 2.1.

                                   ARTICLE IV.
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to each Purchaser as follows:

            IV.1 EXISTENCE; QUALIFICATION; SUBSIDIARIES. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated. The copies of the Certificate of Incorporation and By-Laws of the Company and all amendments thereto previously delivered to the Purchasers are true, correct and complete copies of such documents. The Company and each Subsidiary is licensed or qualified as a foreign corporation and is in good standing in all jurisdictions where such Person is required to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Except as set forth on SCHEDULE 4.1, the Company has no Subsidiaries and owns no capital stock or other securities of, and has not made any other investment in, any other entity. All of the issued shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or adverse claims other than liens securing the obligations under the Credit Agreement.

            IV.2  AUTHORIZATION AND ENFORCEABILITY; ISSUANCE OF SHARES.

            (a) The Company has full power and authority and has taken all required corporate and other action necessary to permit it to execute and deliver this Agreement and the Related Documents and to carry out the terms hereof and thereof and to issue and deliver the Preferred Shares, the Conversion Shares (including adoption of the Certificate of Designation), the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, and none of such actions will violate any provision of the Certificate of Incorporation of the Company, the By-Laws of the Company or of any applicable law, regulation, order, judgment or decree or rule of the stock exchange where the Company's Common Stock is listed, or, except as set forth on SCHEDULE 4.2, result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any material agreement, instrument or understanding to which the Company is a party or by which it is bound or by which it will become bound as a result of the transaction contemplated by this Agreement. This Agreement and each of the Related Documents constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and (ii) general principles of equity.

            (b) The Preferred Shares and Warrants have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued and outstanding. The Preferred Shares and Warrants and, when issued, the Conversion Shares and the shares of Common Stock issuable upon exercise of the Warrants, will be fully paid and nonassessable. The Conversion Shares and the shares of Common Stock issuable upon exercise of the Warrants have been duly reserved for issuance upon conversion of the Preferred Shares or exercise of the Warrants and, when so issued, will be duly authorized, validly issued and outstanding, fully paid and nonassessable shares of Common Stock. Neither the issuance and delivery of the Preferred Shares or Warrants nor the issuance and delivery of any Conversion Shares upon conversion of any Preferred Shares or shares of Common Stock issuable upon exercise of the Warrants is subject to any preemptive right of any stockholder of the Company or to any right of first refusal or other similar right in favor of any Person which has not been waived.

            IV.3 CAPITALIZATION. As of the Closing, and upon the acceptance for filing of the Certificate of Designation, the authorized capital stock of the Company shall consist of (i) 20,000,000 shares of Common Stock, par value $0.01 per share, of which 5,580,600 shares are outstanding, 444,444 shares are reserved for issuance upon conversion of the Preferred Shares, 923,900 shares are reserved for issuance upon the exercise of certain stock options and warrants, and 44,444 shares are reserved for issuance upon the exercise of the Warrants and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which 200,000 shares are designated as Series A Preferred Stock and 8,000 shares are designated Series B Preferred Stock. At the time of the Closing, all of the outstanding capital stock will be validly issued, fully paid and nonassessable and will have been issued in compliance with all applicable securities laws (including the provisions of the Securities Act and the rules and regulations promulgated thereunder). Except as set forth on SCHEDULE 4.3, as of the Closing, the Company has not granted or issued any options, convertible securities, warrants, calls, pledges, transfer restrictions (except restrictions imposed by federal and state securities laws), liens, rights of first offer, rights of first refusal, antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of the Company other than as contemplated in the Related Documents. Except as contemplated by this Agreement and the Related Documents or as set forth in SCHEDULE 4.3, there are no preemptive or other preferential rights applicable to the issuance and sale of securities of the Company, including the Preferred Shares.

            IV.4 PRIVATE SALE; VOTING AGREEMENTS. Assuming the accuracy of the representations and warranties made by recipients of the Company's capital stock made in connection with the acquisition of such capital stock, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale and issuance of any of its capital stock. Subject to the accuracy of the Purchaser's representations contained herein, neither the offer, sale and issuance of the Preferred Shares and Warrants hereunder nor the issuance and delivery of any Preferred Shares, Warrants or Conversion Shares or shares of Common Stock issuable upon exercise of the Warrants upon conversion of any Preferred Shares or exercise of the Warrants requires registration under the Securities Act or any state securities laws.

            IV.5  FINANCIAL STATEMENTS; DISCLOSURE.

            (a) The Financial Statements (together with the notes thereto, as applicable), (i) are true, correct and complete in all material respects, (ii) are in accordance with the books and records of the Company and (iii) fairly present, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods indicated, in accordance with

GAAP except that the unaudited balance sheets and related financial statements do not contain an auditors' opinion and do not contain footnotes and are subject to normal year-end audit adjustments.

            (b) As of its filing date, each document filed with the SEC by the Company, as amended or supplemented prior to the Closing Date, if applicable, pursuant to the Securities Act and/or the Exchange Act (i) complied in all material respects with the applicable requirements of the Securities Act and/or Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each final registration statement filed with the SEC by the Company pursuant to the Securities Act, as of the date such statement became effective
(i) complied in all material respects with the applicable requirements of the Securities Act and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in light of the circumstances under which they were made).

            IV.6  ABSENCE OF CERTAIN CHANGES.

            (a) Except as set forth on SCHEDULE 4.6 since the date of the Current Balance Sheet, neither the Company nor any Subsidiary has:

                  (A) incurred any Liabilities other than current Liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business and for individual amounts not greater than $100,000;

                  (B) paid, discharged or satisfied any claim, Lien or Liability, other than any claim, Lien or Liability (A) reflected or reserved against on the Current Balance Sheet and paid, discharged or satisfied in the Ordinary Course of Business since the date of the Current Balance Sheet or (B) incurred and paid, discharged or satisfied since the date of the Current Balance Sheet, in each case in the Ordinary Course of Business;

                  (C) sold, leased, assigned or otherwise transferred any of its assets, tangible or intangible (other than sales of inventory in the Ordinary Course of Business and use of supplies in the Ordinary Course of Business);

                  (D) permitted any of its assets, tangible or intangible, to become subject to any Lien (other than any Permitted Lien);

                  (E) written off as uncollectible any accounts receivable other than (1) in the Ordinary Course of Business, or (2) for amounts not greater than $50,000;

                  (F) terminated or amended or suffered the termination or amendment of, other than in the Ordinary Course of Business, or failed to perform in all material respects all of its obligations or suffered or permitted any material default to exist under, any material agreement, license or permit;

                  (G) suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $50,000;

                  (H) made any loan (other than intercompany advances) to any other Person (other than advances to employees in the Ordinary Course of Business which do not exceed $5,000 individually or $25,000 in the aggregate);

                  (I) canceled, waived or released any debt, claim or right in an amount or having a value exceeding $50,000;

                  (J) paid any amount to or entered into any agreement, arrangement or transaction with any Affiliate (including its officers, directors and employees) outside the Ordinary Course of Business and which was not approved by a majority of the Company's disinterested directors;

                  (K) declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

                  (L) other than in the Ordinary Course of Business, granted any increase in the compensation of any officer or employee or made any other change in employment terms of any officer or employee;

                  (M) made any change in any method of accounting or accounting practice;

                  (N) to the Company's knowledge, suffered or caused any other occurrence, event or transaction outside the Ordinary Course of Business which has had or will have a Material Adverse Effect; or

                  (O) agreed, in writing or otherwise, to any of the foregoing.

            (b) Since the date of the Current Balance Sheet there has been no Material Adverse Change.

            IV.7 LITIGATION. Except as set forth in Schedule 4.7, as of the date hereof no claim, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any officer or director thereof or the Company's and the Subsidiaries' business which if decided adversely to any such person could have a Material Adverse Effect.

            IV.8 LICENSES, COMPLIANCE WITH LAW, OTHER AGREEMENTS, ETC. The Company and each Subsidiary have all material franchises, permits, licenses and other rights to allow it to conduct its business and is not in violation in any material respects of any order or decree of any court, or of any law, order or regulation of any Governmental Agency, or of the provisions of any material contract or agreement to which it is a party or by which it is bound, and neither this Agreement nor the Related Documents nor the transactions contemplated hereby or thereby will result in any such violation, except where the failure to have any such franchise, permit or license or any such violation would not in the aggregate be expected to have a Material Adverse Effect. The Company's and the Subsidiaries' business has been conducted in all material respects in compliance with all federal, state and local laws, ordinances, rules and regulations, except where such violations, defaults or noncompliance would not in the aggregate have a Material Adverse Effect.

            IV.9 THIRD-PARTY APPROVALS. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, except as set forth on SCHEDULE 4.9, the Company is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party (including under any state securities or "blue sky" laws) in connection with the execution and delivery of this Agreement or the Related Documents, or the consummation of the transactions contemplated hereby or thereby to occur on the Closing Date, except for (i) filings on Form D under the Securities Act, and (ii) any consents, approvals or authorizations the failure to obtain which would not in the aggregate have a Material Adverse Effect.

            IV.10 NO UNDISCLOSED LIABILITIES. To the Company's knowledge, neither the Company nor any of its Subsidiaries has any Liabilities except (i) as and to the extent of the amounts reflected or reserved against on the Current Balance Sheet (excluding the footnotes thereto), (ii) liabilities and obligations incurred in the Ordinary Course of Business since the date thereof,
(iii) such other liabilities that in the aggregate will not result in a Material Adverse Effect, and (iv) Liabilities under the Credit Agreement (as defined therein).

            IV.11 TANGIBLE ASSETS. The Company and its Subsidiaries own or lease all tangible assets used or reasonably necessary in connection with the conduct of its business. Other than the Liens imposed pursuant to the Credit Agreement, all material tangible assets are free from any Liens (other than Permitted Liens), are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets are subject, are in good operating condition and repair in all material respects (subject to normal wear and tear) and are suitable in all material respects for the purposes for which such assets are used or proposed to be used, other than Liens, defects and wear and tear which in the aggregate would not be expected to have a Material Adverse Effect.

            IV.12 INVENTORY. All inventory of the Company and its Subsidiaries, whether reflected on the Current Balance Sheet or otherwise, consists of a quality and quantity usable or salable in the Ordinary Course of Business, subject to the reserves set forth on the Current Balance Sheet and subject to normal rates of defect or obsolescence not inconsistent with the Company's historical experience.

            IV.13 OWNED REAL PROPERTY. The Company and its Subsidiaries own no real property.

            IV.14 REAL PROPERTY LEASES. There exists no event of default (nor, to the Company's knowledge, any event which with notice or lapse of time would constitute an event of default) with respect to the Company, any Subsidiary and, to the Company's knowledge, with respect to any other party thereto under any agreement pursuant to which the Company is the lessee or lessor of any real property, except for such defaults and defects in enforceability as would not in the aggregate be expected to have a Material Adverse Effect, and all such agreements are in full force and effect and enforceable against the lessor or lessee in accordance with their terms except for such defaults and defects in enforceability as would not in the aggregate be expected to have a Material Adverse Effect.

            IV.15 AGREEMENTS. Neither the Company nor any Subsidiary is in default, nor to the knowledge of the Company is there any basis for a valid claim of default, and to the Company's knowledge no event has occurred which, with notice or lapse of time, would constitute a default, under any agreement, arrangement or understanding to which the Company or any Subsidiary is a party, and to the knowledge of the Company no other Person is in default under any such agreement, in each case other than defaults which in the aggregate would not be expected to have a Material Adverse Effect. Additionally, neither the Company nor any Subsidiary is party to any agreement the performance of which in accordance with its terms (including any termination provision thereof) would be expected to have a Material Adverse Effect (which term, for the purposes of this sentence only, shall not include the prospects of the Company and its Subsidiaries taken as a whole).

            IV.16 INTELLECTUAL PROPERTY. SCHEDULE 4.16 sets forth a complete list of (i) all patented or registered Intellectual Property owned by the Company, and all applications to register or patent any such Company Intellectual Property; and (ii) all trade names and material unregistered trademarks used by the Company in connection with its business. The Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property necessary for the operation of its business as currently conducted and as currently proposed to be conducted, and no claim by any third party contesting the validity, enforceability, use or ownership of such Intellectual Property has been made or, to the knowledge of the Company, is threatened. To the Company's knowledge, the Company has not infringed or misappropriated the Intellectual Property of any third party.

            IV.17 EMPLOYEES. Except as set forth on SCHEDULE 4.17, since the date of the Current Balance Sheet, no key employees and no group of employees has terminated, or to the knowledge of the Company plans to terminate, employment with the Company or any Subsidiary, as applicable. Except as set forth on SCHEDULE 4.17, the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike, material grievance, material claim of unfair labor practice or other collective bargaining dispute. Except as set forth on Schedule 4.17, to the knowledge of the Company there is no organizational effort being made or threatened by or on behalf of any labor union with respect to its employees. To the Company's knowledge, the Company has not committed any unfair labor practice or materially violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals, except for such violations as would not in the aggregate be expected to have a Material Adverse Effect.

            IV.18 ERISA; EMPLOYEE BENEFITS. Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal

Revenue Service or has timely filed for a favorable determination letter from the Internal Revenue Service and no event has occurred since the date of the last determination letter that could reasonably be expected to materially adversely affect the qualified status of such Plan. Each Plan is in full force and effect and has been administered in all material respects in accordance with its terms and is and has been, and each plan administrator and fiduciary of a Plan is acting and has been acting, in compliance in all material respects with all applicable requirements of the Code and ERISA (including the funding, reporting and disclosure and prohibited transaction provisions thereof) and other applicable laws, regulations and rulings in connection with each such Plan. No Plan has been terminated or partially terminated. The Company has no Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA. The Company or one of its Subsidiaries has made, accrued or provided for all contributions required under each Plan. To the knowledge of the Company, no event has occurred or is reasonably expected to occur with respect to any employee pension benefit plan of the Company or any member of the Company's controlled group (within the meaning of Section 414 of the Code), which could reasonably be expected to directly or indirectly result in any material liability (other than liability arising in the ordinary course) to the Company or any member of its controlled group pursuant to Title IV of ERISA or Section 412 of the Code. No Plan has incurred an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA.

            IV.19 ENVIRONMENT, HEALTH AND SAFETY.

            Except as set forth on SCHEDULE 4.19,

            (a) The Company (as used in this Section 4.19, Company shall include the Company's Subsidiaries) has complied and is in compliance in all material respects with all Environmental and Safety Requirements that are applicable to the Company's business.

            (b) The Company has not received any written notice, report or other information ......regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities and arising under Environmental and Safety Requirements.

            (c) The Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

            IV.20 TRANSACTIONS WITH AFFILIATES. Except as disclosed in filings made by the Company with the SEC pursuant to the Securities Act and the Exchange Act, neither the Company nor any Subsidiary is party to any agreement, arrangement or transaction with any Affiliate which is material to the Company's and its Subsidiaries business, taken as a whole.

            IV.21 TAXES.

            Except as set forth on SCHEDULE 4.21,

            (a) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not in the aggregate have a Material Adverse Effect.

            (b) None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (c) Each of the Company and its Subsidiaries has withheld and paid in all material respects all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (d) There is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of such authority and which is material to the Company and its Subsidiaries taken as a whole.

            IV.22 OTHER INVESTORS. Set forth on SCHEDULE 4.22 is a list of all shareholders of the Company who as of the date hereof and to the Company's knowledge, based upon SEC filings of shareholders, after giving effect to the terms hereof, own more than 5% of the fully diluted common equity of the Company and sets forth such percentage ownership.

            IV.23 YEAR 2000 REPRESENTATIONS.

            (a) None of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by the Company or by any of its Subsidiaries in the conduct of their respective businesses has malfunctioned, ceased to function, generated incorrect data or produced incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

            (b) None of the products and services sold, licensed, rendered, or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses has malfunctioned, ceased to function, generated incorrect data or produced incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and, accordingly, neither the Company nor any of its Subsidiaries is or has been subject to any claim, demand, action, suit, liability, damage, material loss, or material expense arising from, or related to, circumstances where such products and services malfunctioned, ceased to function, generated incorrect data, or produced incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

            IV.24 SENIORITY. No class of equity securities of the Company is senior or pari passu to the Preferred Shares in right of payment, whether upon liquidation, dissolution or otherwise.

            IV.25 INVESTMENT COMPANY. The Company is not, and is not controlled by or under common control with an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            IV.26 CERTAIN FEES. Other than fees and expenses due and payable to McFarland Dewey Securities Co. L.P. as listed on SCHEDULE 4.26, no fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of McFarland Dewey Securities Co. L.P. or other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless each of the Purchasers, its employees, officers, directors, agents and partners, and their respective affiliates (as such term is defined under Rule 405 promulgated under the Securities Act), from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect to any such claimed or existing fees.

            IV.27 SOLICITATION MATERIALS. The Company has not (i) distributed any offering materials in connection with the offering and sale of the Preferred Shares other than the disclosure materials delivered to Purchasers (the "Disclosure Materials") or (ii) solicited any offer to buy or sell the Preferred Shares by means of any form of general solicitation or advertising.

            IV.28 FORM S-3 ELIGIBILITY. As of the date hereof, the Company is eligible to register securities for resale with the SEC under Form S-3 promulgated under the Securities Act.

            IV.29 LISTING AND MAINTENANCE REQUIREMENTS COMPLIANCE. (A) The Company has not received notice (written or oral) from the Nasdaq Stock Market's National Market that the Company is not in compliance with the listings or maintenance requirements of such Exchange.

            (B) Upon conversion of the Preferred Shares into shares of Common Stock and upon exercise of the Warrants, all Conversion Shares and shares of Common Stock issuable upon exercise of the Warrants shall be listed on the Nasdaq Stock Market's National Market.

            IV.30 REGISTRATION RIGHTS; RIGHTS OF PARTICIPATION. Except as described on Schedule 4.30 hereto, (A) the Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the SEC or any other governmental authority which has not been satisfied and (B) no Person, including, but not limited to, current or former shareholders of the Company, underwriters, brokers or agents, has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement or any other related document which has not been waived.


                                   ARTICLE V.
               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

            Each Purchaser hereby represents and warrants to the Company as follows:

            V.1 AUTHORIZATION AND ENFORCEABILITY. Such Purchaser has taken all action necessary to permit it to execute and deliver this Agreement and the other documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof. This Agreement and each such other document and instrument, when duly executed and delivered by such Purchaser, will constitute a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

            V.2 GOVERNMENT APPROVALS. Such Purchaser is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made.


                                   ARTICLE VI.
                         COMPLIANCE WITH SECURITIES LAWS

            VI.1 INVESTMENT INTENT OF PURCHASERS. Each Purchaser represents and warrants to the Company that it is acquiring the Preferred Shares and Warrants for its own account, with no present intention of selling or otherwise distributing the same to the public.

            VI.2 STATUS OF PREFERRED SHARES AND WARRANTS. Each Purchaser has been informed by the Company that the Preferred Shares and Warrants have not been and will not be registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

            VI.3 SOPHISTICATION AND FINANCIAL CONDITION OF PURCHASER. Each Purchaser represents and warrants to the Company that it is an "Accredited Investor" as defined in Regulation D under the Securities Act and that it considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Preferred Shares and the Warrants.

            VI.4  TRANSFER OF PREFERRED SHARES, WARRANTS AND CONVERSION
SHARES.

            (a) Preferred Shares, Warrants, Conversion Shares and shares of Common Stock issuable upon exercise of the Warrants may be transferred pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 of the SEC (or any similar rule then in force), (iii) to an Affiliate of the transferor, or (iv) subject to the conditions set forth in Section 6.4(b), any other legally-available means of transfer.

            (b) In connection with any transfer of any Preferred Shares, Warrants, Conversion Shares or shares of Common Stock issuable upon exercise of the Warrants (other than a transfer described in Section 6.4(a)(i), (ii) or (iii)), the holder of such shares shall deliver written notice to the Company describing in reasonable detail the proposed transfer, together with an opinion of counsel (Kirkland & Ellis or such other counsel which, to the Company's reasonable satisfaction, is knowledgeable in securities law matters) to the effect that such transfer may be effected without registration of such shares under the Securities Act. The holder of the shares being transferred shall not consummate the transfer until (i) the prospective transferee has confirmed to the Company in writing its agreement to be bound by the provisions of this
Section 6.4 or (ii) such holder shall have delivered to the Company an opinion of such counsel that no subsequent transfer of such Preferred Shares or Conversion Shares shall require registration under the Securities Act. Promptly upon receipt of any opinion described in clause (ii) of the preceding sentence, the Company shall prepare and deliver in connection with the consummation of the proposed transfer, new certificates for the Preferred Shares or Conversion Shares being transferred that do not bear the legend set forth in Section 6.4(c).

            (c) Except as provided in Section 6.4(b), until transferred pursuant to clauses (a)(i) or (a)(ii) above, each certificate for Preferred Shares, Warrants, Conversion Shares or shares of Common Stock issuable upon exercise of the Warrants shall be imprinted with a legend substantially in the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON APRIL 7, 2000 AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAW. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SET FORTH IN THE PREFERRED STOCK PURCHASE AGREEMENT DATED AS OF MARCH 20, 2000 BETWEEN THE ISSUER (THE "COMPANY"). THE COMPANY RESERVES THE RIGHT TO REFUSE ANY TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE COMPANY.


                                  ARTICLE VII.
                              CONDITIONS PRECEDENT

            VII.1 CLOSING DELIVERIES TO THE PURCHASERS. The following documents and items shall be delivered to the Purchasers at or prior to the Closing:

            (a) Evidence acceptable to the Purchasers of adoption by the Company of the Certificate of Designation;

            (b) A fully executed and delivered counterpart of the Registration Rights Agreement;

            (c) A fully executed and delivered Warrant in the form EXHIBIT B hereto dated as of the Closing Date;

            (d) The written opinion of Shipman & Goodwin LLP, counsel for the Company, in the form of EXHIBIT E hereto dated as of the Closing Date;

            (e) certificates of a duly authorized officer of the Company dated as of the Closing Date:

                  (A) stating that the following conditions have been satisfied as of the Closing Date,

                        (i) the representations and warranties of the Company
            contained herein and in any writing delivered pursuant hereto shall be true and correct when made and at and as of the time of the Closing;

                        (ii) no action, suit, investigation or proceeding shall
            be pending or threatened before any court or Governmental Agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any Related Document or any transaction contemplated hereby or thereby;

                        (iii) All acts or covenants required hereunder to be
            performed by the Company prior to the Closing shall have been fully performed by it;

                        (iv) No Material Adverse Change shall have occurred
            between the date of the Current Balance Sheet and the Closing Date; and

                  (B) setting forth the resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement and the Related Documents (including the Certificate of Designation) and the consummation of the transactions contemplated hereby and thereby and certifying that such resolutions were duly adopted and have not been rescinded or amended;

            (f) such other documents relating to the transactions contemplated hereby as Purchasers may reasonably request.

            VII.2 CLOSING DELIVERIES TO THE COMPANY. At Closing, each Purchaser will deliver to the Company the aggregate purchase price for the Preferred Shares purchased by it.


                                  ARTICLE VIII.
                            COVENANTS OF THE COMPANY

            VIII.1 RESTRICTED ACTIONS. Without the prior written consent of the holders of a majority of the then outstanding Preferred Shares, the Company shall not, and shall not permit any Subsidiary to:

            (a) become subject to any agreement or instrument which by its terms would (under any circumstances) restrict the Company's right to comply with the terms of this Agreement or any of the Related Documents;

            (b) use the proceeds from the sale of the Preferred Shares and Warrants other than (i) primarily for acquisitions of assets or businesses reasonably related to the Company's existing business, and repayment of indebtedness, and (ii) the remainder for other working capital purposes of the Company;

            (c) enter into any transaction including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate, except for transactions (including any investments, loans or advances by or to any Affiliate) conducted in good faith, the terms of which are fair and reasonable to the Company. Any such transactions in excess of $100,000 per occurrence or $250,000 in the aggregate ($250,000/$500,000 in the case of transactions with a wholly owned subsidiary) must be approved by the Board of Directors, including, in the event the relevant Affiliate is an entity controlled by any director (although not a Subsidiary or a member of such director's immediate family (in either case, the "Interested Director) a majority of the directors other than the Interested Director;

            (d) grant a stock option under any employee benefit plan or director stock plan at an exercise price below the fair market value on the date of grant of such option other than purchases for Common Stock, up to an aggregate of 50,000 shares, pursuant to the 2000 Employee Stock Purchase Plan; or

            (e) expand the Company's Board of Directors to greater than six members.

            VIII.2 REQUIRED ACTIONS. For so long as at least 25% of the Preferred Shares remain outstanding, the Company shall, and shall cause each Subsidiary to:

            (a) use its best efforts to at all times file all reports (including annual reports, quarterly reports and the information, documentation and other reports) required to be filed by the Company under the Exchange Act and Sections 13 and 15 of the rules and regulations adopted by the SEC thereunder, and the Company shall use its best efforts to file each of such reports on a timely basis, and take such further action as any holder or holders of Securities may reasonably request, all to the extent required to enable such holders to sell Securities pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC and to enable the Company to register securities with the SEC on Form S-3 or any similar short-form registration statement and upon the filing of each such report deliver a copy thereof to each holder of the Preferred Shares (or, if the Company is no longer subject to the requirements of the Exchange Act, provide reports in substantially the same form and at the same times as would be required if it were subject to the Exchange Act);

            (b) use its best efforts to maintain at all times a valid listing for the Common Stock on a national securities exchange or the Nasdaq Stock Market's National Market;

            (c) within fifteen (15) days after the Closing Date (but not before) and at each subsequent election of directors (and each Purchaser agrees to use its best efforts to) elect to the Board of Directors of the Company pursuant to
Section 6A of the Certificate of Designation (x) one individual designated by the holders of the Preferred Shares until such time as the shares of Common Stock into which the then-outstanding Preferred Shares held by Advance are convertible when added to the then-outstanding shares of Common Stock held by Advance that were issued upon conversions of Preferred Shares, in each case not including any such shares distributed to its partners, represent (a) fifty percent (50%) or less of the number of shares of Common Stock into which all of the Preferred Shares issued pursuant to the Purchase Agreement were convertible on the date they were issued, and (b) five percent (5%) or less of the number of shares of Common Stock then outstanding on a fully diluted basis. At any time after the holders of the Series B Preferred cease to have the right to elect a member of the Company's Board of Directors, promptly (and in any event not more than ten (10) business days) after a majority of the other directors request the resignation of the director elected by the holders of the Series B Preferred, such director shall resign from the Company's Board of Directors.

            VIII.3 RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of issuance upon conversion of the Preferred Shares or exercise of the Warrants, such number of shares of Common Stock as are issuable upon the conversion of all outstanding shares of the Preferred Shares or exercise of the Warrants. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance).


                                   ARTICLE IX.
                                    SURVIVAL

            IX.1 SURVIVAL. The representations and warranties of the parties hereto contained herein, shall survive the Closing and expire on September 30, 2001.


                                   ARTICLE X.
                                 INDEMNIFICATION

            X.1   INDEMNIFICATION.

            (a) In consideration of each Purchaser's execution and delivery of this Agreement and acquiring the Preferred Shares and Warrants hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each Purchaser and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (including, without limitation, costs of suit and reasonable attorneys' fees and expenses) in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) the breach of any representation or warranty contained in this Agreement or in any Related Document, or (b) the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto by any of the Indemnitees. The Company shall reimburse the Indemnitees for the Indemnified Liabilities as such Indemnified Liabilities are incurred. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

            (b) No claim may be made against the Company for indemnification pursuant to this Section 10.1 with respect to any individual item of liability or damage unless the aggregate of all such liabilities and damages of the Purchaser with respect to this Section 10.1 shall have exceeded $40,000.00 (at which point the Company shall be liable for all claims including the first $40,000.00). The Purchaser shall not be indemnified pursuant to this Section
10.1 with respect to any individual item of liability or damage if the aggregate of all liabilities and damages of the Purchaser for which the Purchaser has received indemnification pursuant to this Section 10.1 shall have exceeded an amount equal to $4,000,000.00. For the purpose of this Section 10.1(b), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit to the Purchaser or any Affiliate thereof, (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Purchaser or any Affiliate from any third party with respect thereto and (iii) net of any reserves provided for the item in question in the Current Balance Sheet.

            (c) Payments by the Company pursuant to Section 10.1 (a) shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any Tax benefit to the Purchaser or any Affiliate thereof and (ii) any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Purchaser or any Affiliate from any third party with respect thereto and (iii) net of any reserves provided for the item in question in the Current Balance Sheet with respect to the subject matter in dispute.

            (d) Notwithstanding anything to the contrary set forth herein, the Purchaser shall not be entitled to be indemnified for any liability or damage that arises out of (i) the Purchaser's gross negligence or willful misconduct, or (ii) any decline in the price of the Company's Common Stock due solely to a general market decline or events affecting the Company's lines of business generally.


                                   ARTICLE XI.
                               GENERAL PROVISIONS

            XI.1  RIGHT OF FIRST OFFER.

            (a) At least 30 days prior to making any transfer of any Preferred Shares, Warrants, Conversion Shares or shares of Common Stock issuable upon exercise of the Warrants (other than a Public Sale or a transfer to Affiliates or partners of the holder of such shares) (a "Transfer"), the holder of such shares being transferred (the "Transferring Shareholder") shall deliver a written notice (an "Offer Notice") to the Company. The Offer Notice shall disclose in reasonable detail the proposed number of Preferred Shares, Warrants, Conversion Shares and shares of Common Stock to be transferred (the "Transfer Shares"), the proposed terms and conditions of the Transfer and the identity of the prospective transferee(s) (if known). The Company may elect to purchase all (but not less than all) of the Transfer Shares specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Shareholder as soon as practical but in any event within fourteen (14) days after the delivery of the Offer Notice (the "Election Period"). If the Company elects to purchase the Transfer Shares, the transfer of such shares shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Shareholder, but in any event within 15 days after the expiration of the Election Period. To the extent that the Company has not elected to purchase all of the Transfer Shares being offered, the Transferring Shareholder may, within 90 days after the expiration of the Election Period and subject to the provisions of subparagraph (c) below, transfer such Transfer Shares to one or more third parties at a price no less than 95% of the price per share specified in the Offer Notice and on other terms no more favorable to the transferees thereof than offered to the Company in the Offer Notice. Any Transfer Shares not transferred within such 90-day period shall be reoffered to the Company under this paragraph 11.1(a) prior to any subsequent Transfer. The purchase price specified in any Offer Notice shall be payable solely in cash at the closing of the transaction.

             (b) The restrictions set forth in this paragraph 11.1 shall not apply with respect to any Transfer by any Shareholder, among its Affiliates or partners; provided that the restrictions contained in this paragraph 5 shall continue to be applicable to the Transfer Shares after any such Transfer and provided further that the transferees of such Transfer Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the Transfer Shares so transferred.

            XI.2 STANDSTILL. So long as the holders of Preferred Shares beneficially own 12.5% or more of the Common Stock then outstanding (on a fully-diluted basis), the holders of Preferred Shares shall be precluded from purchasing any other security of the Company (except by conversion of the Preferred Shares, the exercise of the Warrants, or purchases from Affiliates through Transfers permitted pursuant to Section 11.1 above) without the prior approval of the Board of Directors. For purposes of this provision, a Person will be deemed to be a beneficial owner of Common Stock whenever such Person has the right to acquire directly or indirectly such Common Stock (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

            XI.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including each subsequent holder of Preferred Shares or Conversion Shares. Except as otherwise specifically provided herein, this Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

            XI.4 ENTIRE AGREEMENT. This Agreement and the other writings referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings.

            XI.5 NOTICES. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

            (a)   If to the Company:

                  TransAct Technologies Incorporated
                  7 Laser Lane
                  Wallingford, CT 06492
                  Attention:  Bart C. Shuldman


            with a copy to:

                  Shipman & Goodwin LLP
                  One American Row
                  Hartford, CT 06103
                  Telecopy:  (860) 251-5900
                  Attention:  John E. Kreitler, Esq.

            (b) If to Advance:

                  Advance Capital Partners, L.P.
                  660 Madison Avenue
                  15th Floor
                  New York, New York 10021
                  Telecopy:   (212) 835-2020
                  Attention:  Jeffrey T. Leeds

            with a copy to:

                  Kirkland & Ellis
                  153 East 53rd Street
                  New York, New York  10022
                  Telecopy:   (212) 446-4900
                  Attention:  Joshua N. Korff, Esq.

            XI.6 PURCHASERS FEES AND EXPENSES. The Company shall reimburse the Purchasers for the reasonable fees and expenses of Kirkland & Ellis incurred in connection with the documentation, negotiation and consummation of the transactions contemplated by this Agreement and the Related Documents (including any future amendments or waivers thereto) and for reasonable fees and expenses related to the purchase of Preferred Stock and Warrants hereunder incurred by the Purchasers. Purchasers will use their best efforts to limit the fees/expenses for special counsel to $50,000.

            XI.7 AMENDMENT AND WAIVER. No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Company and the holders of greater than 50% of the Preferred Shares. Any failure of the Company to comply with any provision hereof may only be waived in writing by the holders of greater than 50% of the Preferred Shares and any failure of any holder of Preferred Shares to comply with any provision hereof may only be waived in writing by the Company. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

            XI.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

            XI.9 HEADINGS. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

            XI.10 SPECIFIC PERFORMANCE. The Company, on the one hand, and the Purchasers, on the other hand, acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive relief as remedies for any such breach, these remedies being in addition to any of the remedies to which they may be entitled at law or equity.

            XI.11 REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

            XI.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE LAWS OF CONFLICT OR CHOICE OF LAWS OF THE STATE OF DELAWARE OR OF ANY OTHER JURISDICTION THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THOSE OF THE STATE OF DELAWARE.

            XI.13 NO THIRD PARTY BENEFICIARIES. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

            XI.14 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                           *     *     *     *     *

            IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the date first above written.


                               TRANSACT TECHNOLOGIES INCORPORATED


                               By:   /s/ Bart C. Shuldman
                                     -----------------------------------------
                                     Name: Bart C. Shuldman
                                     Title: CEO and President


                               ADVANCE CAPITAL PARTNERS, L.P.

                               By:   Advance Capital Associates, L.P.,
                                     its General Partner
                               By:   Advance Capital Management, LLC,
                                     its General Partner


                               By:   /s/ Jeffrey T. Leeds
                                     -----------------------------------------
                               Name:  Jeffrey T. Leeds
                               Title: Principal



                               ADVANCE CAPITAL OFFSHORE PARTNERS, L.P.

                               By: Advance Capital Offshore Associates, LDC, its General Partner
                               By:   Advance Capital Associates, L.P.,
                                     its Majority Shareholder
                               By:   Advance Capital Management, LLC,
                                     its General Partner


                               By:   /s/ Jeffrey T. Leeds
                                     -----------------------------------------
                               Name:  Jeffrey T. Leeds
                               Title: Principal